Ex. 99-(a)(8)


              ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.


                              ARTICLES OF AMENDMENT


          AllianceBernstein Variable Products Series Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: In connection with and in furtherance of a plan of liquidation of AllianceBernstein U.S. Large Cap Blended Style Portfolio, a separate series of stock of the Corporation (the "Liquidating Series"), the Corporation hereby amends its Articles of Incorporation currently in effect (the "Charter") to include the following:

                    A. Upon effectiveness of this amendment to the Charter, each unissued share of the Liquidating Series, par value $0.001 per share, is hereby reclassified into, and shall become, one unissued, unclassified share of capital stock of the Corporation.

                    B. Upon the reclassification of all unissued shares of the
               Liquidating Series to unissued, unclassified shares of capital stock of the Corporation, the provisions of the Articles of Incorporation designating and classifying shares of stock of the Corporation into Class A and Class B shares of Common Stock of the Liquidating Series, establishing and describing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of the Liquidating Series shall be deleted from the Charter of the Corporation. Such deletions from the Charter shall include only provisions of the Charter as they related to shares of the Liquidating Series, and to the extent which any provisions of the Charter relate to both share of the Liquidating Series and one or more other series of stock of the Corporation, such provisions shall remain in the Charter but shall be deemed to apply only to such one or more other series of stock of the Corporation.

          SECOND:This amendment to the Charter was duly advised and approved by the Board of Directors of the Corporation.

          THIRD: This amendment to the Charter does not increase the authorized capital stock of the Corporation.



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          IN WITNESS WHEREOF, AllianceBernstein Variable Products Series Fund,
Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by Robert M. Keith, President of the Corporation, and witnessed by Stephen J. Laffey, the Assistant Secretary of the Corporation, this 30th day of March, 2009. The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendments of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.



                                            ALLIANCEBERNSTEIN VARIABLE
                                            PRODUCTS SERIES FUND, INC.


                                            By: /s/ Robert M. Keith
                                                --------------------------------
                                                    Robert M. Keith
                                                    President

WITNESS:

/s/ Stephen J. Laffey
---------------------
    Stephen J. Laffey
    Assistant Secretary